EXHIBIT 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR WIRE ONE TECHNOLOGIES, INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

                           WIRE ONE TECHNOLOGIES, INC.

                    SUBORDINATED CONVERTIBLE PROMISSORY NOTE

U.S. $__________                                              New York, New York
No.: CN-02-__                                                 December 17, 2002

      FOR VALUE RECEIVED, the undersigned, Wire One Technologies, Inc., a Delaware corporation (the "Company"), hereby promises to pay to the order of _________________________ or any future permitted holder of this promissory note (the "Payee"), at the principal office of the Payee set forth herein, or at such other place as the holder may designate in writing to the Company, the principal sum of up to ______________________ Dollars (U.S. $__________), or such other amount as may be outstanding hereunder, together with all accrued but unpaid interest, in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts and in immediately available funds, as provided in this promissory note (the "Note"). This Note is one of the Notes referred to in the Note and Warrant Purchase Agreement dated as of December 17, 2002 between the Company and the purchasers named therein (the "Purchase Agreement"). Concurrently with the issuance of this Note, the Company is issuing separate notes to separate purchasers pursuant to the Purchase Agreement (the "Other Notes"). Capitalized terms used and not otherwise defined herein shall the meanings set forth for such terms in the Purchase Agreement.

      1. Principal and Interest Payments.

            (a) The Company shall repay in full the entire principal balance then outstanding under this Note on the first to occur (the "Maturity Date") of:
(i) the acceleration of the obligations as contemplated by this Note or (ii) the later of (x) February 2, 2004 and (y) ninety (90) days following the "Maturity Date" pursuant to and as defined in the Credit Agreement (as defined in Section 1(c) hereof) or the earlier termination thereof. The Company may prepay all or any part of this Note, in whole or in part at any time, as set forth in Section 12 hereof.

            (b) Interest on the outstanding principal balance of this Note shall accrue at a rate of eight percent (8%) per annum. Interest on the outstanding principal balance of
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the Note shall be computed on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days and shall be payable on the last day of each quarter following the date hereof by the Company. Interest shall be payable, at the Company's option, in cash or in shares of Common Stock. The number of shares of Common Stock to be issued as payment of accrued and unpaid interest shall be determined by dividing (a) the total amount of accrued and unpaid interest to be converted into Common Stock by (b) the lesser of (i) the Conversion Price (as defined in Section 2(b) hereof) and (ii) the average closing price of the Common Stock for the five (5) trading days immediately preceding the date such interest payment is due. Furthermore, upon the occurrence of an Event of Default, then to the extent permitted by law, the Company will pay interest to the Payee, payable on demand, on the outstanding principal balance of the Note from the date of the Event of Default until payment in full at the rate of twelve percent (12%) per annum.

            (c) All payments due under this Note shall be subordinated and made junior, in all respects to the payment in full of all principal, all interest accrued thereon and all other amounts due on any current and future indebtedness outstanding under the Credit Agreement dated as of May 31, 2002 (the "Credit Agreement") among the Company, the lenders named therein and J.P. Morgan Chase Bank (the "Morgan Indebtedness"). Until the Morgan Indebtedness shall have been paid in full, the Company shall not make, and the Payee shall not receive or retain, any payment in respect of principal or interest on this Note, except that the Company may pay interest on this Note in shares of Common Stock. The Company shall not make any cash payments to the Payee under this Note without the prior written consent of J.P. Morgan Chase Bank. This Note shall be senior to all other indebtedness of the Company other than the Morgan Indebtedness.

      2. Conversion.

            (a) At any time on or after the date hereof, this Note shall be convertible (in whole or in part), at the option of the Payee (the "Conversion Option"), into such number of fully paid and non-assessable shares of Common Stock (the "Conversion Rate") as is determined by dividing (x) that portion of the outstanding principal balance under this Note as of such date that the Payee elects to convert by (y) the Conversion Price (as defined below) then in effect on the date on which the Payee faxes a notice of conversion (the "Conversion Notice"), duly executed, to the Company (facsimile number (973) 391-9776, Attn.:
Chief Financial Officer) (the "Voluntary Conversion Date"), provided, however, that the Conversion Price shall be subject to adjustment as described below. The Payee shall deliver this Note to the Company at the address designated in the Purchase Agreement at such time that this Note is fully converted. With respect to partial conversions of this Note, the Company shall keep written records of the amount of this Note converted as of each Voluntary Conversion Date.

            (b) The term "Conversion Price" shall mean an amount equal to $2.40, subject to adjustment pursuant to Section 5 hereof.

            (c) On the Mandatory Conversion Date (as defined below), the principal amount of this Note plus all accrued and unpaid interest shall automatically and without any action on the part of the Payee, convert into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the principal amount of the Note plus all accrued and unpaid interest outstanding on the Mandatory Conversion Date divided by (ii) the Conversion Price in effect on the Mandatory Conversion Date. As used herein, a "Mandatory

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Conversion Date" shall be any date after the effective date of the Registration
Statement (as defined in the Registration Rights Agreement), provided, that the closing price of the Common Stock exceeds $4.80 for a period of ten (10) consecutive trading days and the Registration Statement is effective. The Mandatory Conversion Date and the Voluntary Conversion Date collectively are referred to in this Note as the "Conversion Date."

      3. Mechanics of Conversion. Not later than three (3) trading days after any Conversion Date, the Company or its designated transfer agent, as applicable, shall issue and deliver such number of shares of Common Stock to the Depository Trust Company ("DTC") account on the Payee's behalf via the Deposit Withdrawal Agent Commission System ("DWAC") as specified in the Conversion Notice, registered in the name of the Payee or its designee, to which the Payee shall be entitled. In the alternative, not later than three (3) trading days after any Conversion Date, the Company shall deliver to the applicable Payee by express courier a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 6 of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of this Note. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Payee by the third trading day after the Conversion Date (the "Delivery Date"), the Payee shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return this Note tendered for conversion, whereupon the Company and the Payee shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation, except that any amounts described in Sections 3(b) and (c) shall be payable through the date notice of rescission is given to the Company.

      4. Ownership Cap and Certain Conversion Restrictions.

            (a) Notwithstanding anything to the contrary set forth in Section 3 of this Note, at no time may a holder of this Note convert this Note if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder owning more than 4.999% of all of the Common Stock outstanding at such time; provided, however, that upon a holder of this Note providing the Company with sixty-one (61) days notice (pursuant to Section 17 hereof) (the "Waiver Notice") that such holder would like to waive this Section 4(a) with regard to any or all shares of Common Stock issuable upon conversion of this Note, this Section 4(a) will be of no force or effect with regard to all or a portion of the Note referenced in the Waiver Notice.

            (b) The Payee may not convert any Note hereunder to the extent such conversion would result in the Payee beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of the Note held by the Payee after application of this Section; provided, however, that upon a holder of this Note providing the Company with the Waiver Notice that such holder would like to waive this Section 4(b) with regard to any or all shares of Common Stock issuable upon conversion of this Note, this Section 4(b) will be of no force or effect with regard to all or a portion of the Note referenced in the Waiver Notice.

            (c) Notwithstanding anything to the contrary set forth herein, the Company shall not be obligated to issue in excess of an aggregate of 19.999% of the number of shares of Common Stock outstanding immediately prior to the Closing upon conversion of the Notes and any shares of Common Stock issuable in connection with the Purchase Agreement, which number of shares shall be subject to adjustment pursuant to Section 5, and such number of shares is hereinafter referred to as the "Issuable Maximum". Shares of Common Stock issued in respect of penalties and liquidated damages hereunder shall not count towards the Issuable Maximum and shall be paid in cash as provided herein unless otherwise agreed to by the Payees. If on any Conversion Date (A) the Common Stock is listed for trading on The Nasdaq National Market or The Nasdaq SmallCap Market,
(B) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock previously issued at a discount upon conversion of Notes or otherwise issued in connection with the Purchase Agreement, would equal or exceed the Issuable Maximum, and (C) the Company shall not have previously obtained the vote of shareholders (the "Shareholder Approval"), if any, as may be required by the applicable rules and regulations of The Nasdaq Stock Market Inc. (or any successor entity) applicable to approve the issuance of shares of Common Stock in excess of the Issuable Maximum pursuant to the terms hereof, then the Company shall issue to the Payee so requesting such number of shares of Common Stock equal to such Payee's pro rata portion of the Issuable Maximum as of the initial purchase date and, with respect to the remainder of shares of Common Stock which would result in an issuance of shares of Common Stock in excess of the Issuable Maximum (the "Excess Shares"), the Company shall have the option to either (1) use its best efforts to obtain the Shareholder Approval applicable to such issuance as soon as is possible, but in any event not later than the 90th day after such request, or (2) deliver to such holder cash in an amount equal to the product of (x) the closing price on the applicable Conversion Date, and (y) the number of shares of Common Stock in excess of such Payee's pro rata portion of the Issuable Maximum that would have otherwise been issuable to the Payee but for the provisions of this Section (such amount of cash being hereinafter referred to as the "Discount Equivalent"). If the Company fails to pay the Discount Equivalent in full pursuant to this Section within fifteen (15) days after the Company fails to obtain Shareholder Approval pursuant to (1) above or the date payable pursuant to (2) above, the Company will pay interest thereon at a rate of 10% per annum to the Payee, accruing daily from the applicable Conversion until such amount, plus all such interest thereon, is paid in full. The Company and the Payee understand and agree that shares of Common Stock issued to and then held by the Payee as a result of conversion of the Notes or as a result of exercise of the Warrants shall not be entitled to cast votes on any resolution to obtain Shareholder Approval.

      5. Adjustment of Conversion Price.

            (a) The Conversion Price shall be subject to adjustment from time to time as follows:

            (i) Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date hereof, effect a stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Company shall at any time or from time to time after the date hereof, combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 5(a)(i) shall be effective at the close of business on the date the stock split or combination occurs.

            (ii) Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time to time after the date hereof, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the applicable Conversion Price then in effect by a fraction:

                  (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

                  (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

            (iii) Adjustment for Other Dividends and Distributions. If the Company shall at any time or from time to time after the date hereof, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of this Note shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had this Note been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(a)(iii) with respect to the rights of the holders of this Note and the Other Notes.

            (iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of this Note at any time or from time to time after the date hereof shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(a)(i), (ii) and (iii), or a reorganization, merger, consolidation or sale of substantially all of the assets (other than the Excluded Assets (as defined below)) provided for in Section 5(a)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of this Note shall have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Note might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein. For purposes of this Note, Excluded Assets shall mean the assets of the Company disclosed in that certain Non-Disclosure Agreement dated as of December 17, 2002 by and between the Company and the Payee.

            (v) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the date hereof there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in
Section 5(a)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(a)(iv)), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties or assets (other than Excluded Assets) to any other person (an "Organic Change"), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of this Note shall have the right thereafter to convert such Note into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(a)(v) with respect to the rights of the holder of this Note after the Organic Change to the end that the provisions of this Section 5(a)(v) (including any adjustment in the applicable Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of this Note and the Other Notes) shall be applied after that event in as nearly an equivalent manner as may be practicable.

            (vi) Adjustments for Issuance of Additional Shares of Common Stock.

                  (1) In the event the Company, shall, at any time, from time to time, issue or sell any shares of additional shares of common stock (including Treasury Shares) to a third party ("Additional Shares of Common Stock"), at a price per share less than the Conversion Price then in effect or without consideration, then the Conversion Price upon each such issuance shall be adjusted to that price determined by multiplying the Conversion Price then in effect by a fraction:

                         (A) the numerator of which shall be equal to the sum of
(x) the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus (y) the number of shares of Common Stock which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at a price per share equal to the Conversion Price then in effect, and

                         (B) the denominator of which shall be equal to the
number of shares of Common Stock outstanding immediately after the issuance of such Additional Shares of Common Stock.

                  (2) The provisions of paragraph (1) of Section 5(a)(vi) shall not apply to any issuance of Additional Shares of Common Stock for which an adjustment is provided under Section 5(a)(vii). No adjustment of the number of shares of Common Stock for which this Note shall be convertible shall be made under paragraph (1) of Section 5(a)(vi) upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any Common Stock Equivalents, if any such adjustment shall previously have been made upon the issuance of such Common Stock Equivalents pursuant to Section 5(a)(vii).

            (vii) Issuance of Common Stock Equivalents. If the Company, at any time after the date hereof, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock ("Convertible Securities"), other than the Notes, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold (collectively, the "Common Stock Equivalents") and the price per share for which Additional Shares of Common Stock may be issuable thereafter pursuant to such Common Stock Equivalent shall be less than the applicable Conversion Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than the applicable Conversion Price in effect at the time of such amendment, then the applicable Conversion Price upon each such issuance or amendment shall be adjusted as provided in the first sentence of subsection (vi) of this Section 5(a) on the basis that (1) the maximum number of Additional Shares of Common Stock issuable pursuant to all such Common Stock Equivalents shall be deemed to have been issued (whether or not such Common Stock Equivalents are actually then exercisable, convertible or exchangeable in whole or in part) as of the earlier of (A) the date on which the Company shall enter into a firm contract for the issuance of such Common Stock Equivalent, or
(B) the date of actual issuance of such Common Stock Equivalent, and (2) the aggregate consideration for such maximum number of Additional Shares of Common Stock shall be deemed to be the minimum consideration received or receivable by the Company for the issuance of such Additional Shares of Common Stock pursuant to such Common Stock Equivalent. No adjustment of the applicable Conversion Price shall be made under this subsection (vii) upon the issuance of any Convertible Security which is issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, if any adjustment shall previously have been made to the exercise price of such warrants then in effect upon the issuance of such warrants or other rights pursuant to this subsection
(vii). The consideration for any Additional Shares of Common Stock issuable pursuant to any warrants or other rights to subscribe for or purchase the same shall be the consideration received by the Company for issuing such warrants or other rights plus the additional consideration payable to the Company upon exercise of such warrants or other rights. The consideration for any Additional Shares of Common Stock issuable pursuant to the terms of any Common Stock Equivalents shall be the consideration received by the Company for issuing warrants or other rights to subscribe for or purchase such Common Stock Equivalents, plus the consideration paid or payable to the Company in respect of the subscription for or purchase of such Common Stock Equivalents, plus the additional consideration, if any, payable to the Company upon the exercise of the right of conversion or exchange in such Common Stock Equivalents.

            (viii) Consideration for Stock. In case any shares of Common Stock or any Common Stock Equivalents shall be issued or sold:

                  (1) in connection with any merger or consolidation in which the Company is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Company shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefore shall be, deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company, of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or

                  (2) in the event of any consolidation or merger of the Company in which the Company is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Company (other than Excluded Assets) for stock or other securities of any corporation, the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Notes, the determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Notes immediately prior to such merger or consolidation, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Notes.

            (b) Record Date. In case the Company shall take record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

            (c) Certain Issues Excepted. Anything herein to the contrary notwithstanding, the Conversion Price shall not be adjusted and the Company shall not be required to make any adjustment of the number of shares of Common Stock issuable upon conversion of the Notes upon the grant after the date hereof of, or the exercise after the date hereof of: (i) the shares of Common Stock issuable upon exercise of the warrants issued pursuant to the Purchase Agreement; (ii) shares of Common Stock issuable upon conversion of this Note and the Other Notes; (iii) grants of stock options and issuances of Common Stock pursuant to the Company's stock option plans and employee stock purchase plans as they now exist; and (iv) issuances in connection with strategic license agreements so long as such issuances are not for the purpose of raising capital.

            (d) No Impairment. The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this
Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Payee against impairment.

            (e) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of this Note pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Payee a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the Payee, at any time, furnish or cause to be furnished to such Payee a like certificate setting forth such adjustments and readjustments, the applicable Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of this Note. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent (1%) of such adjusted amount.

            (f) Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of this Note pursuant thereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

            (g) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of any fractional shares to which the Payee would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the average of the closing prices of the Common Stock for the five (5) consecutive trading days immediately preceding the Conversion Date.

            (h) Reservation of Common Stock. The Company shall at all times when this Note shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of this Note and all interest accrued thereon; provided that the number of shares of Common Stock so reserved shall at no time be less than 120% of the number of shares of Common Stock for which this Note and all interest accrued thereon are at any time convertible. The Company shall, from time to time in accordance with the Delaware General Corporation Law, as amended, increase the authorized number of shares of Common Stock if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Company's obligations under this Section 5.

            (i) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of this Note or any interest accrued thereon require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

      6. Inability to Fully Convert.

            (a) Payee's Option if Company Cannot Fully Convert. If, upon the Company's receipt of a Conversion Notice, the Company cannot issue shares of Common Stock registered for resale under the Registration Statement (as defined in the Registration Rights Agreement) for any reason, including, without limitation, because the Company (i) does not have a sufficient number of shares of Common Stock authorized and available, (ii) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or any of its securities from issuing all of the Common Stock which is to be issued to the Payee pursuant to a Conversion Notice or (iii) fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement (as defined in the Registration Rights Agreement), then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with the Payee's Conversion Notice and, with respect to the unconverted portion of this Note, the Payee, solely at Payee's option, can elect to:

                  (i) subject to Section 1(c) of this Note, require the Company to prepay that portion of this Note for which the Company is unable to issue Common Stock in accordance with the Payee's Conversion Notice (the "Mandatory Prepayment") at a price equal to

100% of the aggregate principal amount of that portion of this Note plus all accrued but unpaid interest (the "Mandatory Prepayment Price");

                  (ii) if the Company's inability to fully convert is pursuant to Section 6(a)(iii) above, require the Company to issue restricted shares of Common Stock equal to one hundred percent (100%) of the number of shares of Common Stock the Company is unable to deliver in accordance with such holder's Conversion Notice;

                  (iii) void its Conversion Notice and retain or have returned, as the case may be, this Note that was to be converted pursuant to the Conversion Notice (provided that the Payee's voiding its Conversion Notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice).

            (b) Mechanics of Fulfilling Payee's Election. The Company shall promptly send via facsimile to the Payee, upon receipt of a facsimile copy of a Conversion Notice from the Payee which cannot be fully satisfied as described in
Section 6(a) above, a notice of the Company's inability to fully satisfy the Conversion Notice (the "Inability to Fully Convert Notice"). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such Payee's Conversion Notice, (ii) the amount of this Note which cannot be converted and (iii) the applicable Mandatory Prepayment Price. The Payee shall notify the Company of its election pursuant to Section 6(a) above by promptly delivering written notice via facsimile to the Company ("Notice in Response to Inability to Convert").

            (c) Payment of Prepayment Price. Subject to Section 1(c) of this Note, if the Payee shall elect to have its Notes prepaid pursuant to Section 6(a)(i) above, the Company shall pay the Mandatory Prepayment Price in cash to the Payee within five (5) business days of the Company's receipt of the Payee's Notice in Response to Inability to Convert, provided that prior to the Company's receipt of the Payee's Notice in Response to Inability to Convert the Company has not delivered a notice to the Payee stating, to the satisfaction of the Payee, that the event or condition resulting in the Mandatory Prepayment has been cured and all Conversion Shares issuable to the Payee can and will be delivered to the Payee in accordance with the terms of this Note. Until the full Mandatory Prepayment Price is paid in full to the Payee, the Payee may (i) void the Mandatory Prepayment with respect to that portion of the Note for which the full Mandatory Prepayment Price has not been paid, (ii) receive back such Note, and (iii) require that the Conversion Price of such returned Note be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Payee voided the Mandatory Prepayment and (B) the lowest closing price during the period beginning on the Conversion Date and ending on the date the Payee voided the Mandatory Prepayment.

      7. No Rights as Shareholder. Nothing contained in this Note shall be construed as conferring upon the Payee, prior to the conversion of this Note, the right to vote or to receive dividends or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Company or of any other matter, or any other rights as a shareholder of the Company.

      8. Payment on Non-Business Days. Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due on the next succeeding business day and such next succeeding day shall not be included in the calculation of the amount of accrued interest payable on such date.

      9. Representations and Warranties of the Company. The Company represents and warrants to the Payee as follows:

            (a) The Company has been duly incorporated and is validly existing and in good standing under the laws of the state of Delaware, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted.

            (b) This Note has been duly authorized, validly executed and delivered on behalf of the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors' rights generally, and the Company has full power and authority to execute and deliver this Note and to perform its obligations hereunder.

            (c) The execution, delivery and performance of this Note will not
(i) conflict with or result in a breach of or a default under any of the terms or provisions of, (A) the Company's certificate of incorporation or by-laws, or
(B) any material provision of any indenture, mortgage, deed of trust or other material agreement or instrument to which the Company is a party or by which it or any of its material properties or assets is bound, (ii) result in a violation of any material provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court, Federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company, or any of its material properties or assets or (iii) result in the creation or imposition of any material lien, charge or encumbrance upon any material property or assets of the Company or any of its subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of their property or any of them is subject.

            (d) No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Note.

      10. Events of Default. The occurrence of any of the following events shall be an "Event of Default" under this Note:

            (a) the Company shall fail to make the payment of any amount of any principal outstanding for a period of three (3) business days after the date such payment shall become due and payable hereunder; or

            (b) the Company shall fail to make any payment of interest for a period of three (3) business days after the date such interest shall become due and payable hereunder; or

            (c) any representation, warranty or certification made by the Company herein, in the Transaction Documents or in any certificate or financial statement shall prove to have been false or incorrect or breached in a material respect on the date as of which made; or

            (d) the holder of any indebtedness of the Company or any of its subsidiaries shall accelerate any payment of any amount or amounts of principal or interest on any indebtedness (the "Indebtedness") (other than the Indebtedness hereunder) prior to its stated maturity or payment date the aggregate principal amount of which Indebtedness of all such persons is in excess of $500,000, whether such Indebtedness now exists or shall hereinafter be created, and such accelerated payment entitles the holder thereof to immediate payment of such Indebtedness which is due and owing and such indebtedness has not been discharged in full or such acceleration has not been stayed, rescinded or annulled within ten (10) business days of such acceleration; or

            (e) A judgment or order for the payment of money shall be rendered against the Company or any of its subsidiaries in excess of $200,000 in the aggregate (net of any applicable insurance coverage) for all such judgments or orders against all such persons (treating any deductibles, self insurance or retention as not so covered) that shall not be discharged, and all such judgments and orders remain outstanding, and there shall be any period of sixty
(60) consecutive days following entry of the judgment or order in excess of $200,000 or the judgment or order which causes the aggregate amount described above to exceed $200,000 during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

            (f) the Company shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) admit in writing its inability to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic), (v) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors' rights generally, (vi) acquiesce in writing to any petition filed against it in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic), or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

            (g) a proceeding or case shall be commenced in respect of the Company or any of its subsidiaries without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days or any order for relief shall be entered in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic) against the Company or any of its subsidiaries or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Company or any of its subsidiaries and shall continue undismissed, or unstayed and in effect for a period of sixty (60) consecutive days; or

            (h) the failure of the Registration Statement (as defined in the Registration Rights Agreement) to be declared effective by the Securities and Exchange Commission on or prior to the date which is one hundred fifty (150) days following the Closing Date; or

            (i) the suspension from listing or the failure of the Common Stock to be listed on The Nasdaq National Market or The Nasdaq SmallCap Market for a period of five (5) consecutive trading days; or

            (j) the Company's notice to the Payee, including by way of public announcement, at any time, of its inability to comply or its intention not to comply with proper requests for conversion of this Note into shares of Common Stock; or

            (k) while the Registration Statement (as defined in the Registration Rights Agreement) is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Payee for sale of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive trading days, provided that the cause of such lapse or unavailability is not due to factors primarily within the control of Payee; or

            (l) an "Event of Default" has occurred under the Morgan Indebtedness and results in acceleration of all or any portion of the Morgan Indebtedness.

      11. Remedies Upon An Event of Default. If an Event of Default shall have occurred and shall be continuing, the Payee of this Note may at any time at its option, (a) declare the entire unpaid principal balance of this Note, together with all interest accrued hereon, due and payable, and thereupon, the same shall be accelerated and so due and payable; provided, however, that upon the occurrence of an Event of Default described in (i) Sections 10(f) and (g), without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Company, the outstanding principal balance and accrued interest hereunder shall be automatically due and payable, and (ii) Sections 10(a) through (e) and Section 10(h) through (l), the Payee may demand the prepayment of this Note in accordance with the terms and provisions of Section 6 hereof; or (b) exercise or otherwise enforce any one or more of the Payee's rights, powers, privileges, remedies and interests under this Note or applicable law. No course of delay on the part of the Payee shall operate as a waiver thereof or otherwise prejudice the right of the Payee. No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise. Notwithstanding the foregoing, Payee agrees that its rights and remedies hereunder are limited to receipt of cash or shares of the Company's equity securities in the amounts described herein.

      12. Company's Prepayment Option. The Company may prepay, at the option of its Board of Directors, all or any portion of the outstanding principal amount of this Note and the accrued and unpaid interest thereon upon thirty (30) days prior written notice to the Payee (the "Company Prepayment Notice") at a cash price equal to 100% of the sum of the outstanding principal amount of this Note and any interest accrued and outstanding (the "Company Prepayment Price"). The Company may not deliver a Company Prepayment Notice to the Payee unless the Company has clear and good funds for a minimum of the amount it intends to prepay in a bank account controlled by the Company. The Company Prepayment Notice shall state the date of prepayment (the "Company Prepayment Date"), the Company Prepayment Price, the amount of the Note of such Payee to be prepaid, the amount of accrued and unpaid interest through the Company Prepayment Date and shall call upon the Payee to surrender to the Company on the Company Prepayment Date at the place designated in the Company Prepayment Notice such Payee's Note. The Company Prepayment Date shall be no more than thirty (30) days after the date on which the Payee is notified of the Company's intent to prepay the Note (the "Company Prepayment Notice Date"). On or after the Company Prepayment Date, the Payee shall surrender the Notes called for prepayment to the Company at the place designated in the Company Prepayment Notice and shall thereupon be entitled to receive payment of the Company Prepayment Price. Nothing contained in this
Section 12 shall preclude the Payee from converting this Note within such thirty
(30) day period. Upon receipt by the Payee of a Company Prepayment Notice, if the Payee elects to convert this Note into shares of Common Stock prior to the Company Prepayment Date, the Company shall issue to the Payee such number of shares of Common Stock calculated in accordance with Section 2 hereof plus such additional number of shares of Common Stock equal to the value of the interest payment due under this Note from the date of conversion to the Maturity Date divided by the Conversion Price then in effect.

      13. Payee's Prepayment Option. If the Company has not delivered to the Payee a Company Prepayment Notice pursuant to Section 12 hereof within thirty
(30) days following the Determination Date (as defined below), the Payee may elect to have the Company prepay all or any portion of the outstanding principal amount of this Note and the accrued and unpaid interest thereon upon ten (10) business days prior written notice to the Company (the "Payee Prepayment Notice") at a cash price equal to 100% of the sum of the outstanding principal amount of this Note and any interest accrued and outstanding (the "Payee Prepayment Price") provided that the Company's cash balance exceeds $10,000,000 after repayment of the Morgan Indebtedness (the "Determination Date"). The Payee Prepayment Notice shall state the date of prepayment (the "Payee Prepayment Date"), the Payee Prepayment Price, the amount of the Note of to be prepaid and the amount of accrued and unpaid interest through the Payee Prepayment Date. The Payee shall surrender to the Company on the Payee Prepayment Date at the place designated by the Company such Payee's Note. The Payee Prepayment Date shall be no more than ten (10) business days after the date on which the Company is notified of the Payee's intent to have the Note prepaid (the "Payee Prepayment Notice Date"). On or after the Payee Prepayment Date, the Payee shall surrender the Notes called for prepayment to the Company and shall thereupon be entitled to receive payment of the Payee Prepayment Price.

      14. Replacement Upon receipt of a duly executed, notarized and unsecured written statement from the Payee with respect to the loss, theft or destruction of this Note (or any replacement hereof), and upon receipt of an indemnity bond or other security in an adequate amount as reasonably determined by the Company, or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Company shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

      15. Parties in Interest, Transferability. This Note shall be binding upon the Company and its successors and assigns and the terms hereof shall inure to the benefit of the Payee and its successors and permitted assigns. This Note may be transferred or sold, subject to the provisions of Section 24 of this Note, or pledged, hypothecated or otherwise granted as security by the Payee.

      16. Amendments. This Note may not be modified or amended in any manner except in writing executed by the Company and the Payee.

      17. Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The Company will give written notice to the Payee at least thirty (30) days prior to the date on which the Company closes its books or takes a record (x) with respect to any dividend or distribution upon the common stock of the Company, (y) with respect to any pro rata subscription offer to holders of common stock of the Company or (z) for determining rights to vote with respect to dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to the Payee at least twenty (20) days prior to the date on which dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to the Payee prior to such information being made known to the public.

      Address of the Payee:      ________________________
                                 ________________________
                                 ________________________
                                 Attention:  ____________
                                 Tel. No.: (___) ___-____
                                 Fax No.:  (___) ___-____

      With a copy to:            Jenkens & Gilchrist Parker Chapin LLP
                                 The Chrysler Building
                                 405 Lexington Avenue
                                 New York, New York 10174
                                 Attention: Christopher S. Auguste
                                 Tel. No.: (212) 704-6000
                                 Fax No.:  (212) 704-6288

      Address of the Company:    Wire One Technologies, Inc.
                                 225 Long Avenue
                                 Hillside, New Jersey 07205
                                 Attention: General Counsel
                                 Tel. No.: (973) 282-2000
                                 Fax No.:  (973) 391-9776
      with a copy to:            Morrison & Foerster LLP
                                 1290 Avenue of the Americas
                                 New York, New York 10104
                                 Attention: Michael J.W. Rennock
                                 Tel. No.: (212) 468-8000
                                 Fax No.:  (212) 468-7999

      18. Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions. This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

      19. Headings. Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

      20. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Payee's right to pursue actual damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Payee and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Payee and that the remedy at law for any such breach may be inadequate. Therefore the Company agrees that, in the event of any such breach or threatened breach, the Payee shall be entitled, in addition to all other available rights and remedies, at law or in equity, to seek and obtain such equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

      21. Failure or Indulgence Not Waiver. No failure or delay on the part of the Payee in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

      22. Enforcement Expenses. The Company agrees to pay all costs and expenses of enforcement of this Note, including, without limitation, reasonable attorneys' fees and expenses.

      23. Binding Effect. The obligations of the Company and the Payee set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms hereof.

      24. Compliance with Securities Laws. The Payee of this Note acknowledges that this Note is being acquired solely for the Payee's own account and not as a nominee for any other party, and for investment, and that the Payee shall not offer, sell or otherwise dispose of this Note other than in compliance with the laws of the United States of America and as guided by the rules of the Securities and Exchange Commission. This Note and any Note issued in substitution or replacement therefore shall be stamped or imprinted with a legend in substantially the following form:

      "THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR WIRE ONE TECHNOLOGIES, INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED."

      25. Severability. The provisions of this Note are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall not in any manner affect such provision in any other jurisdiction or any other provision of this
Note in any jurisdiction.

      26. Consent to Jurisdiction. Each of the Company and the Payee (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York county for the purposes of any suit, action or proceeding arising out of or relating to this Note and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Payee consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address set forth in Section 17 hereof and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 26 shall affect or limit any right to serve process in any other manner permitted by law.

      27. Company Waivers. (a) Except as otherwise specifically provided herein, the Company and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or Company liable for the payment of this Note, AND DO HEREBY WAIVE TRIAL BY JURY.

            (b) No delay or omission on the part of the Payee in exercising its rights under this Note, or course of conduct relating hereto, shall operate as a waiver of such rights or any other right of the Payee, nor shall any waiver by the Payee of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion.

            (c) THE COMPANY ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION, AND TO THE EXTENT ALLOWED BY APPLICABLE LAW, HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE PAYEE OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE.

      IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the date first written above.


                                       WIRE ONE TECHNOLOGIES, INC.


                                       By: _____________________________________
                                           Name:
                                           Title:

                                     FORM OF

                              NOTICE OF CONVERSION

     (To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $ ________________ of the principal amount of the above Note No. ___ into shares of Common Stock of WIRE ONE TECHNOLOGIES, INC. (the "Company") according to the conditions hereof, as of the date written below.

Date of Conversion _____________________________________________________________

Applicable Conversion Price ____________________________________________________

Signature ______________________________________________________________________

         [Name]

Address: _______________________________________________________________________

         _______________________________________________________________________